Exhibit (g)(4)

SIXTH REVISED APPENDIX A

To the Global Custodial Services Agreement dated as of July 26, 2010

Emerging Markets Fund

Emerging Markets Great Consumer Fund

Emerging Markets Corporate Debt Fund*

Asia Fund

Mirae Asset Emerging Markets VIT Fund**

Mirae Asset Emerging Markets Great Consumer VIT Fund**

*The Emerging Markets Corporate Debt Fund is not yet operational. Timing for when the Fund is expected to become operational is still being determined.

**The Mirae Asset Emerging Markets VIT Fund and Mirae Asset Emerging Markets Great Consumer VIT Fund are expected to become operational sometime in 2019.

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CITIBANK, N.A.,

Signing on behalf of each Custodian

and as principal with respect to Section 2(A) and Section 12(C)

By: /s/Michelle Pitts

Name: Michelle Pitts

Title: Vice President

Date: 2/28/19

CLIENT, MIRAE ASSET DISCOVERY FUNDS

By: /s/ Thomas Calabria

Name: THOMAS CALABRIA

Title: SECRETARY

Date: 2/25/19

Approved: December 19, 2018